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                                                                                                     Exhibit No. 11
                      HARDING LAWSON ASSOCIATES GROUP, INC.

                        Computation of Per Share Earnings
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                Three Months Ended       Six Months Ended
                                                                   November 30,            November 30,
                                                               1997         1996          1997         1996
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
PRIMARY
     Average shares outstanding                                 4,971        4,980        4,974        4,933
     Net effect of dilutive stock options
         based on the treasury stock method                       162           16           56           25
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         TOTAL                                                  5,133        4,996        5,030        4,958
============================================================================================================

     Net income                                                  $891         $750       $1,811         $976
============================================================================================================

     Net income per share                                       $0.17        $0.15        $0.36        $0.20
============================================================================================================
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